Exhibit 99.1
NEWS RELEASE
Thursday, October 29, 2009

Contact:	Shawn Housley Director, Investor Relations (281) 443-3370 shousley@smith.com
SMITH INTERNATIONAL, INC. REPORTS
THIRD QUARTER RESULTS
     HOUSTON, Texas (October 29, 2009)... Smith International, Inc. (NYSE: SII) today announced third quarter income from continuing operations of $14.8 million, or $0.07 per diluted share, excluding $7.8 million of after-tax charges related to employee severance. Reported net income in the third quarter of 2009 totaled $7.0 million, or $0.03 cents per diluted share, on revenue of $1.88 billion. In the comparable prior-year period, earnings from continuing operations, net of charges, were $211.9 million on revenue of $2.85 billion, while second quarter 2009 earnings from continuing operations, net of charges, were $32.1 million on revenue of $1.94 billion.
     The Company’s third quarter results were primarily influenced by unfavorable economic fundamentals in the North American natural gas market that contributed to continued pricing pressure within the U.S. operations of the Distribution and Smith Oilfield segments. Line pipe, drilling-related tubular offerings, as well as fishing and remedial services were particularly affected during the quarter. The modest seasonal recovery of drilling activity in Canada, sequential quarter revenue growth in Latin America and the solid performance of M-I SWACO were not sufficient to mitigate the revenue and margin deterioration experienced during the third quarter of 2009.
     Consolidated revenue declined $65.3 million, or three percent, from the second quarter of 2009. Approximately 90 percent of the sequential revenue decline was concentrated in the United States influenced in large part by lower pricing, decreased customer spending and significantly reduced offshore activity. Outside the U.S. market, revenue levels were essentially flat as compared to the June 2009 quarter, with the impact of lower offshore drilling activity levels in the Eastern Hemisphere partially offset by the seasonal improvement in Canadian drilling following the spring breakup.

     Commenting on the results, Chief Executive Officer, John Yearwood stated, “Our operating results for the third quarter reflected a challenging U.S. environment but displayed signs of stabilization towards the end of the quarter. M-I SWACO continued its remarkable success in deepwater contract awards, winning approximately 75 percent of the total fluids contract values awarded over the first three quarters of 2009. Due to strong customer demand and excellent drilling results, our PathFinder business continued to execute on its planned international expansion. Directional drilling, measurement-while-drilling and logging-while-drilling service revenue grew at a double digit percentage, exceeding the growth rate of the U.S. non-vertical rig count.
     We continued our actions during the past quarter to control costs and improve longer-term profitability, including personnel reductions of five percent in the United States, increased focus on improving supply chain and manufacturing efficiencies, and expansion of our business outside of North America. Moreover, we kept our manufacturing facilities operating below full capacity in line with our inventory reduction goals. We believe all of these actions will benefit our financial performance in 2010 and beyond.
     We anticipate a more favorable industry environment during 2010 with increased activity as compared to current levels. We expect M-I SWACO revenue to grow, both domestically and internationally, driven by an increase in deepwater rigs and commercialization of new technologies. The Smith Oilfield segment should benefit as PathFinder continues to gain ground, with expected higher growth rates than what we achieved during the third quarter of 2009. The success of our Drilling Optimization offering should help us pull through incremental revenue for the other drilling-related business lines. Distribution’s revenue performance in 2010 will depend on demand for infrastructure and economic recovery in the United States. Even at current activity levels, we anticipate significant improvement in our Distribution segment results starting next year.”
     William Restrepo, Chief Financial Officer, added, “The weak U.S. market continued to drive sequential declines in operating income. Our oilfield-related margins for the quarter fell sequentially by 100 basis points, resulting in decremental margins of 55 percent. While the profitability of our M-I SWACO operations provided stability to our operating income, unfavorable mix and falling prices in the United States negatively impacted our overall oilfield-related margins. Within the Distribution segment, operating income was influenced by the bulk line pipe activity, which accounted for approximately 10 percent of the segment’s revenue, but 65 percent of the operating loss during the current quarter. Our sustained efforts to reduce working capital contributed approximately $130 million to free cash generation, mainly through consumption of inventory. A portion of our excess cash was used to repay $84 million in outstanding debt, reducing our leverage ratio to 28.1 percent at the end of the quarter and our net leverage ratio to 25.6 percent. Our net debt as of September 30, 2009 was $2.1 billion.”

     Segment Results:
     M-I SWACO’s third quarter 2009 revenue totaled $994.6 million, down two percent on a sequential basis and 27 percent below the prior year period. The sequential quarter revenue decline was primarily driven by a six percent reduction in the global offshore rig count and reduced customer activity levels in the Eastern Hemisphere. Revenue in the Western Hemisphere rose five percent sequentially, reflecting the effect of the land-based seasonal recovery in Canada and higher activity in Latin America.
     The Smith Oilfield segment reported revenue of $505.9 million, a decline of three percent from the June 2009 period and 30 percent below the comparable prior-year period. The sequential revenue decrease was concentrated in the U.S. market, influenced by a 26 percent reduction in tubular product revenue as well as lower demand for the segment’s fishing and remedial related product and service offerings. The sequential revenue comparison within the United States also reflects the effect of increased competitive pricing pressures. Smith Oilfield revenue outside the United States rose eight percent driven primarily by the Eastern Hemisphere and by the seasonal recovery in Canadian drilling activity.
     Distribution segment revenue totaled $378.5 million in the third quarter of 2009, eight percent below the prior quarter and down 50 percent on the comparable prior-year quarter. The decline in revenue from the second quarter of 2009 came primarily from the energy sector, reflecting continued weakness in North American completion activity that resulted in reduced capital project spending for maintenance, repair and operating (“MRO”) supplies. The effect of market-driven pricing declines on line pipe sales were partially offset by higher volume levels.
     Smith International, Inc. is one of the largest global providers of products and services used by operators during the drilling, completion and production phases of oil and natural gas development activities. The Company will host a conference call today beginning at 10:00 a.m. Central to review the quarterly results. Participants may join the conference call by dialing +1-800-233-1182 or +1-847-413-2447 for international calls, and requesting the Smith International, Inc. call hosted by John Yearwood. A replay of the conference call will also be available through Thursday, November 5, 2009, by dialing +1-888-843-8996 and entering conference call identification number “25526864”.

     Certain comments contained in this news release and today’s scheduled conference call concerning among other things, our outlook, financial projections and business strategies of the Company constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Whenever possible, the Company has identified these forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “project,” “should” and similar terms. The forward-looking statements are based upon management’s expectations and beliefs and, although these statements are based upon reasonable assumptions, actual results might differ materially from expected results due to a variety of factors including, but not limited to, overall demand for and pricing of the Company’s products and services, general economic and business conditions, the level of oil and natural gas exploration and development activities, global economic growth and activity, political stability of oil-producing countries, finding and development costs of operations, decline and depletion rates for oil and natural gas wells, seasonal weather conditions, industry conditions, and changes in laws or regulations, many of which are beyond the control of the Company. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of additional risks and uncertainties that could impact the Company’s results, review the Smith International, Inc. Annual Report on Form 10-K for the year ended December 31, 2008 and other filings of the Company with the Securities and Exchange Commission.
     Non-GAAP Financial Measures. The Company reports its financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP performance measures and ratios utilized for internal analysis provide financial statement users meaningful comparisons between current and prior period results, as well as important information regarding performance trends. Certain information discussed in this press release and in the scheduled conference call could be considered non-GAAP measures. See the Supplementary Data — Schedule III in this release for the corresponding reconciliations to GAAP financial measures for the three-month periods ended September 30, 2009 and 2008 and June 30, 2009, and the nine-month periods ended September 30, 2009 and 2008. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results.
     Financial highlights follow:

SMITH INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30,		June 30,
	2009	2008	2009

Revenue	$1,879,024	$2,849,311	$1,944,289

Costs and expenses:
Costs of revenue	1,379,284	1,942,513	1,415,259
Selling, general and administrative expenses	398,441	463,717	395,726

Total costs and expenses	1,777,725	2,406,230	1,810,985

Operating income	101,299	443,081	133,304

Interest expense	40,479	24,169	42,803
Interest income	(581)	(732)	(729)

Income before income taxes and noncontrolling interests	61,401	419,644	91,230

Income tax provision	17,673	136,765	27,957

Net income	43,728	282,879	63,273

Noncontrolling interests in net income of subsidiaries	36,693	73,036	38,887

Net income attributable to Smith	$7,035	$209,843	$24,386

Earnings per share attributable to Smith:
Basic	$0.03	$1.00	$0.11

Diluted	$0.03	$1.00	$0.11

Weighted average shares outstanding:
Basic	219,337	208,857	219,307

Diluted	220,420	210,216	220,245

SMITH INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Nine Months Ended September 30,
	2009	2008

Revenue	$6,234,792	$7,714,467

Costs and expenses:
Costs of revenue	4,513,720	5,218,733
Selling, general and administrative expenses	1,244,791	1,284,079

Total costs and expenses	5,758,511	6,502,812

Operating income	476,281	1,211,655

Interest expense	110,806	56,714
Interest income	(1,668)	(2,380)

Income before income taxes and noncontrolling interests	367,143	1,157,321

Income tax provision	115,948	375,611

Net income	251,195	781,710

Noncontrolling interests in net income of subsidiaries	122,839	213,603

Net income attributable to Smith	$128,356	$568,107

Earnings per share attributable to Smith:
Basic	$0.59	$2.79

Diluted	$0.58	$2.77

Weighted average shares outstanding:
Basic	219,282	203,554

Diluted	220,071	204,862

SMITH INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2009	2008

Current Assets:
Cash and cash equivalents	$281,497	$162,508
Receivables, net	1,726,205	2,253,477
Inventories, net	1,936,398	2,367,166
Other current assets	227,067	303,233

Total current assets	4,171,167	5,086,384

Property, Plant and Equipment, net	1,878,773	1,844,036

Goodwill and Other Assets	3,920,943	3,885,804

Total assets	$9,970,883	$10,816,224

Current Liabilities:
Short-term borrowings	$322,874	$1,366,296
Accounts payable	532,613	979,000
Other current liabilities	369,390	588,136

Total current liabilities	1,224,877	2,933,432

Long-Term Debt	2,049,410	1,440,525

Other Long-Term Liabilities	625,342	581,958

Stockholders’ Equity(a)	6,071,254	5,860,309

Total liabilities and stockholders’ equity	$9,970,883	$10,816,224

NOTE (a): Noncontrolling interests in consolidated subsidiaries (formerly referred to as minority interests) is now reflected as a component of stockholders’ equity.

SMITH INTERNATIONAL, INC.
SUPPLEMENTARY DATA — SCHEDULE I
(In thousands)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2009	2008	2009	2009	2008

REVENUE DATA

Consolidated:
United States	$714,063	$1,335,158	$772,535	$2,576,138	$3,493,797
Canada	145,175	242,231	133,612	471,071	623,109

North America	859,238	1,577,389	906,147	3,047,209	4,116,906

Latin America	232,433	260,381	227,499	736,039	731,901
Europe/Africa	494,963	696,551	510,689	1,545,467	1,939,570
Middle East/Asia	292,390	314,990	299,954	906,077	926,090

Non-North America	1,019,786	1,271,922	1,038,142	3,187,583	3,597,561

Total	$1,879,024	$2,849,311	$1,944,289	$6,234,792	$7,714,467

Non-Distribution:

North America	$501,207	$851,575	$518,725	$1,756,166	$2,269,665

Latin America	229,827	250,015	223,820	724,212	707,893
Europe/Africa	485,123	679,871	498,734	1,512,585	1,889,199
Middle East/Asia	284,329	306,981	292,204	882,743	903,182

Non-North America	999,279	1,236,867	1,014,758	3,119,540	3,500,274

Total	$1,500,486	$2,088,442	$1,533,483	$4,875,706	$5,769,939

SEGMENT DATA (b)
Revenue:
M-I SWACO	$994,634	$1,364,269	$1,013,016	$3,166,987	$3,878,452
Smith Oilfield	505,852	724,173	520,467	1,708,719	1,891,487

Subtotal	1,500,486	2,088,442	1,533,483	4,875,706	5,769,939

Distribution	378,538	760,869	410,806	1,359,086	1,944,528

Total	$1,879,024	$2,849,311	$1,944,289	$6,234,792	$7,714,467

Operating Income:
M-I SWACO	$118,317	$217,016	$121,325	$387,150	$637,108
Smith Oilfield	36,618	188,168	47,622	190,005	514,038
Subtotal	154,935	405,184	168,947	577,155	1,151,146
Distribution	(20,887)	61,734	(9,799)	(15,165)	128,136
General corporate	(32,749)	(23,837)	(25,844)	(85,709)	(67,627)

Total	$101,299	$443,081	$133,304	$476,281	$1,211,655

NOTE (b): During 2008, the Company revised its segment reporting in connection with the inclusion of the W-H Energy Services operations to reflect three segments: M-I SWACO, Smith Oilfield and Distribution. In connection with this change, the Company no longer allocates corporate costs to the operating segments. All periods shown have been recast to conform to the current segment reporting structure.

SMITH INTERNATIONAL, INC.
SUPPLEMENTARY DATA — SCHEDULE II
(In thousands)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2009	2008	2009	2009	2008

OTHER DATA(c)

Operating Income:
Smith ownership interest	$55,309	$353,297	$85,825	$321,398	$950,871
Noncontrolling ownership interest	45,990	89,784	47,479	154,883	260,784

Total	$101,299	$443,081	$133,304	$476,281	$1,211,655

Depreciation and Amortization:
Smith ownership interest	$76,837	$56,531	$78,596	$233,867	$136,541
Noncontrolling ownership interest	13,462	12,798	13,116	39,239	37,207

Total	$90,299	$69,329	$91,712	$273,106	$173,748

Gross Capital Spending:
Smith ownership interest	$71,805	$85,720	$62,542	$220,109	$211,446
Noncontrolling ownership interest	13,384	19,100	10,087	34,810	56,378

Total	$85,189	$104,820	$72,629	$254,919	$267,824

Net Capital Spending (d):
Smith ownership interest	$57,408	$68,341	$47,020	$168,857	$169,474
Noncontrolling ownership interest	12,436	17,586	9,305	32,016	53,267

Total	$69,844	$85,927	$56,325	$200,873	$222,741

NOTE (c): The Company derives a significant portion of its revenue and earnings from M-I SWACO and other majority-owned operations. Consolidated operating income, depreciation and amortization and capital spending amounts have been separated between the Company’s portion and the noncontrolling interests’ portion in order to aid in analyzing the Company’s financial results.
NOTE (d): Net capital spending reflects the impact of proceeds from lost-in-hole and fixed asset equipment sales.

SMITH INTERNATIONAL, INC.
SUPPLEMENTARY DATA — SCHEDULE III
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2009	2008	2009	2009	2008

Operating Income:
GAAP Consolidated Basis	$101,299	$443,081	$133,304	$476,281	$1,211,655

Add Back Charges:
M-I SWACO	2,796	4,000	2,983	25,080	4,000
Smith Oilfield	4,465	—	8,593	25,417	—
Distribution	443	731	1,265	2,359	731
General Corporate	5,345	—	160	7,986	—

Non-GAAP Consolidated Basis	$114,348	$447,812	$146,305	$537,123	$1,216,386

Net Income Attributable to Smith:
GAAP Consolidated Basis	$7,035	$209,843	$24,386	$128,356	$568,107
Add Back Charges:
Severance-related and Facility Closure Costs, net of tax	7,753	—	7,677	33,027	—
Hurricane-related Costs, net of tax	—	2,035	—	—	2,035

Non-GAAP Consolidated Basis	$14,788	$211,878	$32,063	$161,383	$570,142

Diluted Earnings per Share:
GAAP Consolidated Basis	$0.03	$1.00	$0.11	$0.58	$2.77
Add Back Charges:
M-I SWACO	0.01	0.01	0.01	0.04	0.01
Smith Oilfield	0.01	—	0.03	0.08	—
Distribution	—	—	—	0.01	—
General Corporate	0.02	—	—	0.02	—

Non-GAAP Consolidated Basis	$0.07	$1.01	$0.15	$0.73	$2.78

NOTE: Management believes that it is important to highlight certain charges included within operating income to assist financial statement users with comparisons between current and prior period results. During the three-month periods ended September 30, 2009 and June 30, 2009, the Company incurred severance-related costs of approximately $13.0 million and $12.5 million, respectively, primarily reflecting reductions in North American personnel levels. The three-month period ended June 30, 2009 also included other charges of $0.5 million, associated with facility closures. For the three-month and nine-month periods ended September 30, 2008, the Company incurred hurricane-related charges of $4.0 million.